     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2004

                                            REGISTRATION STATEMENT NO. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         NEW YORK MORTGAGE TRUST, INC.
             (Exact name of Registrant as specified in its Charter)

                     MARYLAND                                           47-0934168
          (State or Other Jurisdiction of                            (I.R.S. Employer
          Incorporation or Organization)                          Identification Number)

                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 634-9400
          (Address of principal executive office, including zip code)

                         NEW YORK MORTGAGE TRUST, INC.
                           2004 STOCK INCENTIVE PLAN
                            (Full title of the Plan)
                             ---------------------
                               STEVEN B. SCHNALL
                                 DAVID A. AKRE
                          CO-CHIEF EXECUTIVE OFFICERS
                         NEW YORK MORTGAGE TRUST, INC.
                            NEW YORK, NEW YORK 10019
                                 (212) 634-9400
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                WITH COPIES TO:

                             DANIEL M. LEBEY, ESQ.
                             HUNTON & WILLIAMS LLP
                          RIVERFRONT PLAZA, EAST TOWER
                               951 E. BYRD STREET
                         RICHMOND, VIRGINIA 23219-4074
                                 (804) 788-8200
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES               AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
           TO BE REGISTERED               REGISTERED(1)(2)         SHARE(3)              PRICE         REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share................................    412,125 shares           $9.12              $3,758,580              $477
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) of the Securities Exchange Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of New York Mortgage Trust, Inc.'s (the "Company") Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.

(2) Represents the number of shares of restricted Common Stock issued by the Company on June 29, 2004 pursuant to the Company's 2004 Stock Incentive Plan.

(3) Calculated pursuant to Rule 457(c) of the Securities Act on the basis of $9.12 per share, which was the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on July 16, 2004.

(4) Pursuant to Rule 457(p) of the Securities Act, the $477 registration fee for the Company's Form S-8, dated July 20, 2004, shall be deducted from the $14,570.50 previously paid against the filing of Amendment No. 2 to the Company's Registration Statement on Form S-11 (Registration No. 333-111668) on March 26, 2004, for which securities were registered but remain unsold.

                                EXPLANATORY NOTE

     Under cover of this Form S-8 is our prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act of 1933, as amended. Our prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 412,125 "control securities" which have been issued pursuant to our 2004 Stock Incentive Plan on June 29, 2004 to each of Mr. Steven B. Schnall, Chairman of our board of directors and our Co-Chief Executive Officer, Mr. David A. Akre, our Co-Chief Executive Officer and director, Mr. Raymond A. Redlingshafer, Jr., our President, Chief Investment Officer and director, Mr. Michael I. Wirth, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Mr. Steven R. Mumma, our Vice President and Chief Operating Officer, Mr. Joseph V. Fierro, Chief Operating Officer of our wholly-owned subsidiary, The New York Mortgage Company, LLC, as well as Mr. David R. Bock, Mr. Alan L. Hainey, Mr. Steven G. Norcutt, Ms. Mary Dwyer Pembroke, Mr. Jerome F. Sherman and Mr. Thomas
W. White, each a member of our board of directors. Each of the shares of common stock registered pursuant to this registration statement on Form S-8 and held by the selling stockholders named above are subject to a lock-up agreement restricting any sale, transfer or other disposition of these shares for 180 days following June 29, 2004.

                               REOFFER PROSPECTUS

                         412,125 SHARES OF COMMON STOCK

                         NEW YORK MORTGAGE TRUST, INC.

                             ---------------------

     This prospectus relates to 412,125 shares of our common stock that may be offered and resold from time to time by the selling stockholders identified in this prospectus for their own accounts. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the New York Stock Exchange on the date of sale. The selling stockholders are subject to a lock-up agreement restricting any sale, transfer or other disposition of the shares for 180 days following June 29, 2004. We will receive no part of the proceeds from sales made under this prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering not borne by the selling stockholders will be borne by us.

     The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

     Our common stock is listed on the New York Stock Exchange, under the symbol "NTR." On July 19, 2004, the last reported price of our common stock on such market was $9.36 per share. Our principal offices are located at 1301 Avenue of the Americas, New York, New York 10019.

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS," BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                 The date of this prospectus is July 20, 2004.

                               TABLE OF CONTENTS

                                                              PAGE NUMBER
                                                              -----------
Prospectus Summary..........................................        1
Risk Factors................................................        7
Special Note Regarding Forward-Looking Statements...........       22
Use of Proceeds.............................................       22
Selling Stockholders........................................       22
Plan of Distribution........................................       24
Incorporation of Certain Information by Reference...........       25
Where You Can Find More Information.........................       26
Legal Matters...............................................       26
Experts.....................................................       26
Disclosure of SEC's Position on Indemnification for
  Securities Act Liabilities................................       27

     You should rely only on the information contained in this document or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. You should not assume that the information in the prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors," "Selling Stockholders," "Plan of Distribution" and other information incorporated by reference, before deciding to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us" and "our" mean New York Mortgage Trust, Inc., including its subsidiaries. NYMC refers to our subsidiary and predecessor, The New York Mortgage Company, LLC.

OVERVIEW

     We are a Maryland corporation newly formed to acquire The New York Mortgage Company, LLC, or NYMC, a residential mortgage banking company. We closed our initial public offering and our acquisition of NYMC on June 29, 2004, raising net proceeds of approximately $123 million. We intend to build a leveraged portfolio of residential mortgage loans comprised largely of prime adjustable-rate mortgage loans that we originate, including adjustable-rate loans that have an initial fixed-rate period, which we refer to as hybrid mortgage loans. In addition, in the short term and from time to time in the future, we intend to invest in mortgage-backed securities on a leveraged basis. NYMC has originated, and we will continue to originate, mortgage loans of all types, and although we do not have specific guidelines as to the relative amounts of prime and non-prime mortgage loans that we can originate, we have a particular focus on prime adjustable- and fixed-rate, first lien, residential purchase mortgage loans. While the definition of a prime loan varies from institution to institution, we consider prime loans to be loans to borrowers with strong credit profiles, which we evaluate by analyzing the borrower's credit score, employment, income and assets and related documentation, the amount of equity in and the value of the property securing the borrower's loan, debt to income ratio, credit history, funds available for closing and post-closing liquidity. NYMC has historically sold or brokered all of the loans it has originated and has therefore historically relied on the underwriting criteria of the institutions to which NYMC has sold its loans.

     We intend to continue to originate mortgage loans of all types through NYMC utilizing NYMC's historical origination strategy. NYMC is our taxable REIT subsidiary. Generally, we intend to continue to sell the fixed-rate loans that we originate to third parties, and to retain in our portfolio and finance a majority of the adjustable-rate and hybrid mortgage loans that we originate. Our portfolio loans are held at the REIT level or by a qualified REIT subsidiary. Any adjustable-rate and hybrid mortgage loans we originate that do not meet our investment criteria or portfolio requirements will be sold to third parties. We will rely on our own underwriting criteria with respect to the mortgage loans we intend to retain and will continue to rely on the underwriting criteria of the institutions to which we sell our loans with respect to the loans we intend to sell.

     While we are originating and building our portfolio of adjustable-rate and hybrid mortgage loans, we intend to use a substantial portion of the proceeds from our initial public offering to purchase from one or more third parties on a leveraged basis residential mortgage-backed securities guaranteed by a government sponsored entity or rated investment grade by a nationally recognized statistical rating agency. While we have not established and do not expect to establish a limit on the amount of leverage we may incur, we expect to leverage our equity eight to 12 times. Our board of directors has adopted a policy pursuant to which we may only invest a maximum of 7.5% of our assets in mortgage-backed securities that are not guaranteed by a government sponsored entity or rated investment grade by a nationally recognized statistical rating agency. Mortgage-backed securities that are guaranteed by a government sponsored entity are not guaranteed by the United States government. Over time, we expect that these securities will be replaced by adjustable-rate and hybrid mortgage loans that we originate, although we may continue to purchase securities from third parties. We believe that our ability to use primarily mortgage loans that we originate as the basis for our portfolio will enable us to build a portfolio that generates a higher return than the returns realized by mortgage investors that do not have their own origination capabilities, because mortgage investors that do not have their own origination capabilities must purchase their mortgage loans from third parties at higher premiums than NYMC's cost of originating the mortgage loans that we will retain.

     Historically, NYMC has financed its mortgage originations on a short-term basis through a variety of warehouse lines of credit and repurchase facilities. We will continue to use warehouse lines of credit and repurchase facilities to fund NYMC's originations, and we will finance our portfolio of mortgage loans with a combination of equity capital, repurchase facilities and securitizations. Once we have built a large enough portfolio comprised mainly of retained mortgage loans, we intend to securitize our mortgage loans. We anticipate that the securitization transactions through which we finance the adjustable-rate and hybrid mortgage loans that we retain will be structured as financings for both tax and financial accounting purposes. Therefore, we do not expect to generate a gain or loss on sales from these activities, and, following the securitizations, the loans will remain on our consolidated balance sheet as assets with the securitization debt listed as a liability.

     We expect to qualify as a REIT under the Internal Revenue Code and have elected to be taxed as a REIT for our short taxable year beginning on the business day preceding the closing of our initial public offering and ending December 31, 2004. As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but the taxable income generated by NYMC, our taxable REIT subsidiary, which includes fee income on all loans we originate and gains and net interest income on all loans we sell, will be subject to regular corporate income tax.

     Currently, NYMC's core market is the tri-state area of New York, New Jersey and Connecticut, one of the most densely populated regions in the United States, which comprised approximately 86.5% of our loan originations, as measured by principal balance, for the three month period ended March 31, 2004. To a lesser extent, NYMC is presently doing business in a number of other states across the United States, including California, Florida and Pennsylvania. NYMC is presently licensed or authorized to do business in a total of 38 states, and license applications are pending in several other states.

     We believe that the substantial growth of NYMC's mortgage banking business since its inception has resulted from its commitment to providing exemplary service to its customers and its concentration on retail, referral-based, mortgage banking to borrowers with strong credit profiles. Based on NYMC's past experience and our knowledge of the mortgage industry, we believe that referrals from realtors, attorneys, accountants and other professionals and business from repeat customers tend to generate a higher percentage of purchase mortgage loan applications than refinance applications as compared to the loan applications generated by advertising and other mass marketing efforts. In the three month period ended March 31, 2004, NYMC's purchase loan originations represented 59.7% of NYMC's total residential mortgage loan originations as measured by principal balance, as compared to an industry-wide percentage of 47% for one-to-four family mortgage loans, according to the May 18, 2004 report of the Mortgage Bankers Association of America, or MBAA. We believe that the market for mortgage loans for home purchases is less susceptible than the refinance market to downturns during periods of increasing interest rates, because borrowers seeking to purchase a home do not generally base their decision to purchase on changes in interest rates alone, while borrowers that refinance their mortgage loans often make their decision as a direct result of changes in interest rates. Consequently, while our referral-based marketing strategy may cause our overall loan origination volume during periods of declining interest rates to lag our competitors who rely on mass marketing and advertising and who therefore capture a greater percentage of loan refinance applications during those periods, we believe our strategy will enable us to sustain stronger home purchase loan origination volumes than those same competitors during periods of flat to rising interest rates. In addition, we believe that our referral-based business results in relatively higher gross margins and lower advertising costs and loan generation expenses than most other mortgage companies whose businesses are not referral-based.

     Our principal offices are located at 1301 Avenue of the Americas, New York, New York 10019. Our telephone number is (212) 634-9400. Our web site addresses are http://www.nymtrust.com and http://www.nymc.com. The information on our web sites does not constitute a part of this prospectus.

OUR BUSINESS STRATEGY

     Our goal is to continue to grow the residential mortgage loan origination business of NYMC and to build and manage a leveraged portfolio of prime adjustable-rate and hybrid residential mortgage loans. We intend to execute our strategy by:

     - continuing to focus on originating prime residential mortgage loans through NYMC that we believe can either be retained in our portfolio or sold at a profit;

     - focusing on maximizing our lending to home buyers rather than to home owners seeking to refinance their mortgage loans, which we believe makes our business less vulnerable to declines in loan origination volume resulting from increases in interest rates;

     - leveraging our portfolio to increase its size with the intent to enhance our returns while at the same time managing the increased risk of loss associated with this leverage;

     - utilizing hedge strategies that we consider appropriate to minimize exposure to interest rate changes; and

     - expanding our retail mortgage banking business through hiring additional loan officers, the opening of new retail branch offices in new markets and selectively pursuing strategic acquisitions in the mortgage banking industry.

OUR COMPETITIVE ADVANTAGES

     We believe we enjoy several key competitive advantages that will enable us to implement our business strategy. These competitive advantages include:

     - our ability to use mortgage loans that we originate as the basis for our portfolio, which we believe will enable us to build a portfolio that generates a higher return than the returns realized by other mortgage investors that do not have their own origination capabilities, because mortgage investors that do not have their own origination capabilities must purchase their mortgage loans from third parties at higher premiums than NYMC's cost of originating the mortgage loans that we will retain;

     - our extensive network of sources that generates recurring purchase loan origination referrals;

     - our ability to offer a broader range of mortgage loan products than most of our competitors, including fixed-rate, adjustable-rate and hybrid mortgage loans with varying total terms, allows us to meet the needs of a wider variety of customers as compared to those of our competitors that do not offer as many loan products;

     - access to real time data and trends in the residential mortgage business from NYMC, our mortgage loan originator; and

     - a management team that includes experienced mortgage bankers and other professionals.

SUMMARY RISK FACTORS

     An investment in our common stock has risks. The "Risk Factors" section of this prospectus contains a detailed discussion of the most important risks, including the risks summarized below.

     - we may experience a decline in the market value of our assets due to rising interest rates;

     - a decrease in the demand for mortgage loans due to a period of rising interest rates may adversely affect our earnings, which could negatively affect the cash available for distribution to you;

     - our success will depend on our ability to obtain financing to leverage our equity;

     - we intend to leverage our equity eight to 12 times, which will exacerbate any losses we incur on our planned investments and may reduce the cash available for distribution to you;

     - interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you;

     - a prolonged economic slow down, a lengthy or severe recession or declining real estate values could harm our operations;

     - we have no operating history with respect to securitizing mortgage loans or managing a portfolio of mortgage securities;

     - our success will partially depend on our ability to originate prime adjustable-rate and hybrid mortgage loans for our portfolio;

     - we may not be successful in qualifying as a REIT or maintaining our qualification as a REIT for federal income tax purposes, in which case we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to you; and

     - REIT distribution requirements could adversely affect our liquidity.

OUR MARKET OPPORTUNITY

     The residential mortgage loan market is the largest consumer finance market in the United States. According to the 1-to-4 Family Mortgage Originations, 1990-2002: Total, Refi Share and ARM Share, Annual, 1990 to 2002, Report of the MBAA, lenders in the United States originated more than $2.85 trillion in one to four family mortgage loans in 2002, while the May 18, 2004 Mortgage Finance Forecast of the MBAA estimated that lenders originated approximately $3.81 trillion in 2003. In the May forecast, the MBAA projects mortgage loan volumes to fall to $2.42 trillion in 2004 and $1.75 trillion in 2005, primarily attributable to an expected continued decline in the volume of refinancings of existing loans relative to 2003. The MBAA also projects that mortgage loan volume to home purchasers will increase from $1.28 trillion in 2003 to $1.37 trillion in 2004 and to decrease to $1.32 trillion in 2005. In the three month period ended March 31, 2004, NYMC's purchase loan originations represented 59.7% of NYMC's total residential mortgage loan originations as measured by principal balance, as compared to an industry-wide percentage of 47% for one-to-four family mortgage loans, according to the May forecast of the MBAA. We believe that our concentration on purchase mortgage loan originations will cause our loan origination volume to be less susceptible to the expected industry-wide decline in origination volume.

OUR UNDERWRITING PHILOSOPHY

     The adjustable-rate and hybrid mortgage loans that we will retain will meet underwriting criteria established by our management. Our underwriting philosophy is to analyze the overall creditworthiness of the borrower and evaluate carefully the value of the property securing the loan, while matching risk and price. In the past, virtually all of the loans that NYMC originated were sold to large institutional investors, and NYMC relied on the underwriting criteria of those investors in originating those loans. Going forward, we intend to continue this practice with respect to the fixed-rate and other mortgage loans that we will originate and sell through NYMC.

OUR MANAGEMENT

     We are a self-administered REIT. Our senior management team has extensive experience in mortgage banking and investing in and managing portfolios of residential mortgage loans and residential mortgage-backed securities. Additionally, our chief financial officer has prior experience as a publicly traded REIT chief financial officer. We believe this experience will contribute significantly to our ability to provide an attractive risk-adjusted return to our stockholders.

OUR HISTORY

     NYMC was formed in 1998 as the result of a combination of New York Mortgage Corp. and First Security Financial Services, Inc. Prior to 1998, New York Mortgage Corp. was a retail mortgage brokerage founded in 1991 by Steven B. Schnall. Prior to 1998, First Security Financial Services was a wholesale mortgage banker founded in 1989 by Joseph V. Fierro. Since its inception in 1998, NYMC has achieved substantial year-over-year growth in loan volume, revenues and profitability. New York Mortgage Trust, Inc. was formed as a Maryland corporation in September 2003.

     We intend to make cash distributions to Steven B. Schnall and Joseph V. Fierro and their respective affiliates, who together previously comprised all of the members of NYMC, within 30 days following completion of our initial public offering in an aggregate amount equal to the estimated paid-in equity and retained earnings of NYMC as of the closing date of our initial public offering. The cash distribution will be made to the former members of NYMC pro rata in accordance with their respective ownership interests immediately prior to completion of our initial public offering. We anticipate that this cash distribution will equal approximately $3,500,000 in the aggregate. The actual amount of the distributions may be more or less than this amount depending on NYMC's actual performance through closing, but it will not exceed $4,500,000.

OUR ACQUISITION OF NYMC

     Upon completion of our initial public offering, Messrs. Schnall and Fierro and their affiliates contributed all of the outstanding ownership interests in NYMC to us and NYMC became a wholly-owned taxable REIT subsidiary of ours. As consideration for the contribution of their ownership interests in NYMC to us, we issued Messrs. Schnall and Fierro and their affiliates a total of 2,750,000 shares of our common stock (70% of which, or 1,925,000 shares, was issued to Mr. Schnall and his affiliate and 30% of which, or 825,000 shares, was issued to Mr. Fierro and his affiliate), of which 100,000 shares in the aggregate are held in escrow through December 31, 2004 and are available to satisfy any indemnification claims we may have against the contributors of the NYMC membership interests under the contribution agreement between us and the contributors during the escrow period for losses we incur as a result of defaults on any of the residential mortgage loans originated by NYMC and closed prior to the completion of our initial public offering. The shares of common stock we issued to Messrs. Schnall and Fierro and their affiliates in exchange for their contributed ownership interests in NYMC have an aggregate value of $24,750,000 based on the $9.00 per share initial public offering price.

OUR REIT STATUS

     As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute to our stockholders, but taxable income generated by NYMC, our taxable REIT subsidiary, will be subject to regular corporate income tax. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their REIT taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four taxable years following the year in which we failed to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

DIVIDEND POLICY AND DISTRIBUTIONS

     In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income in a taxable year, we will be subject to federal corporate income tax on our undistributed income. In addition, if we fail to distribute an amount during each year equal to the sum of 85% of our REIT ordinary income and 95% of our capital gain net income for that year and any undistributed income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed. Distributions to our stockholders will be treated as dividends to the extent that we have current or accumulated earnings and profits. We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. Our REIT taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income could cause us to:

     - sell assets in adverse market conditions;

     - borrow on unfavorable terms; or

     - distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the REIT distribution requirements.

     We expect to pay our first dividend following the close of our third quarter ending September 30, 2004.

     Our ability to pay dividends to you will depend primarily on our receipt of interest and principal payments from our loans and mortgage-backed securities and any distributions we receive from NYMC. As a taxable REIT subsidiary, NYMC will be subject to regular corporate income tax on the taxable income that it generates. We may cause NYMC to retain after-tax earnings or distribute all or a portion of its after-tax earnings to us to the extent allowable under the REIT provisions of the Internal Revenue Code. If NYMC distributes any of its after-tax earnings to us, we will include that distributed amount in the dividends we pay to our stockholders and, for domestic non-corporate taxpayers, that portion of our dividends, unlike distributions of our REIT taxable income, generally will be eligible to be taxed at the current 15% maximum marginal rate for regular corporate dividends. We also have the authority to make a distribution of capital or of assets. All distributions, however, must be authorized by our board of directors.

     If we are unable to successfully execute our business plan, we may not have cash available to pay dividends.

STOCK EXCHANGE LISTING

     Our common stock is listed on the New York Stock Exchange under the symbol "NTR."

RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK

     In order to assist us in maintaining our qualification as a REIT under the Internal Revenue Code, our charter contains restrictions on the number of shares of our capital stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.4% in value of the outstanding shares of our capital stock other than Mr. Schnall, who will be permitted to hold up to 12.0% of our outstanding common stock. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize our status as a REIT. Our board of directors has granted a temporary waiver to Mr. Schnall to allow him to own up to 12.7% of our common stock through June 30, 2005. Our charter also prohibits certain cooperatives, governmental entities and tax-exempt organizations that are exempt from the unrelated business income tax from owning our stock because a tax could be imposed on us if our shares are held by such entities and we own real estate mortgage investment conduit, or REMIC, residual interests or, although the law is unclear on the matter, an interest in a taxable mortgage pool.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in this prospectus, before you decide to purchase our securities. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

  WE MAY EXPERIENCE A DECLINE IN THE MARKET VALUE OF OUR ASSETS.

     The market value of the interest-bearing assets we plan to acquire, most notably mortgage-backed securities and originated or purchased residential mortgage loans and any related hedging instruments, may move inversely with changes in interest rates. We anticipate that increases in interest rates will tend to decrease our net income. A decline in the market value of our investments may limit our ability to borrow or result in lenders requiring additional collateral or initiating margin calls under our reverse repurchase agreements. As a result, we could be required to sell some of our investments under adverse market conditions in order to maintain liquidity. If such sales are made at prices lower than the amortized costs of such investments, we will incur losses. A default under our reverse repurchase agreements could also result in the liquidation of the underlying investments used as collateral and result in a loss equal to the difference between the value of the collateral and the amount owed under our reverse repurchase agreements.

  A DECREASE IN THE DEMAND FOR MORTGAGE LOANS DUE TO A PERIOD OF RISING INTEREST RATES MAY ADVERSELY AFFECT OUR EARNINGS, WHICH COULD NEGATIVELY AFFECT THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Interest rates have been at relatively low levels in recent years. The Mortgage Bankers Association of America has predicted that residential mortgage loan originations will decrease in 2004 and 2005 primarily due to an anticipated decrease in refinancings caused by rising interest rates. In a period of rising interest rates, we expect to originate and sell fewer loans. Accordingly, a period of rising interest rates would adversely affect our business, revenues and results of operations, which could adversely affect the amount of cash available for distribution to you.

  OUR SUCCESS WILL PARTIALLY DEPEND ON OUR ABILITY TO ORIGINATE PRIME ADJUSTABLE-RATE AND HYBRID MORTGAGE LOANS FOR OUR PORTFOLIO.

     We intend to build a portfolio of prime adjustable-rate and hybrid mortgage loans that will, over time, be comprised primarily of mortgage loans that we originate through NYMC. This source of mortgage loans is a key part of our strategy. During the three month period ended March 31, 2004, approximately 42.5% of our mortgage loan originations, as measured by principal balance, were adjustable-rate and hybrid loans of a type that will be eligible to be included in our portfolio, although a portion of these loans would not have met our investment criteria for retention in our portfolio.

     If NYMC is not able to originate prime adjustable-rate and hybrid mortgage loans that meet our investment criteria in the volume we expect, the time required for, and the cost associated with, building our portfolio may be greater than expected, which could have an adverse effect on our results of operations and our ability to make distributions to you.

  OUR SUCCESS WILL DEPEND ON OUR ABILITY TO OBTAIN FINANCING TO LEVERAGE OUR EQUITY.

     If we are limited in our ability to leverage our assets, the returns on our portfolio may be harmed. A key element of our strategy is our intention to use leverage to increase the size of our portfolio in an attempt to enhance our returns. We intend to leverage our equity eight to 12 times through the use of reverse repurchase agreements and other borrowings. Our reverse repurchase agreements are not currently committed facilities, meaning that the counterparties to these agreements may at any time choose to restrict or eliminate our future access to the facilities and we have no other committed credit facilities through which we may leverage our equity. If we are unable to leverage our equity to the extent we currently anticipate, the returns on our portfolio could be diminished, which may limit or eliminate our ability to pay dividends to you.

  WE INTEND TO LEVERAGE OUR EQUITY EIGHT TO 12 TIMES, WHICH WILL EXACERBATE ANY LOSSES WE INCUR ON OUR PLANNED INVESTMENTS AND MAY REDUCE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     We intend to leverage our equity through borrowings, generally through the use of reverse repurchase agreements, bank credit facilities, securitizations, including the issuance of collateralized debt securities, which are obligations issued in multiple classes secured by an underlying portfolio of securities, and other borrowings. The amount of leverage we incur will vary depending on our ability to obtain credit facilities and our lenders' estimates of the value of our portfolio's cash flow. The return on our investments and cash available for distribution to you may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets we hold in our portfolio. Further, the leverage on our equity may exacerbate any losses we incur.

     Our debt service payments will reduce the net income available for distributions to you. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We intend to use leverage through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls. We have a target overall leverage amount of eight to 12 times our equity, but there is no limitation on our leverage ratio or on the aggregate amount of our borrowings.

  THE TERMS OF OUR WAREHOUSE CREDIT FACILITIES AND REVERSE REPURCHASE AGREEMENTS RESTRICT OUR ABILITY TO PAY DIVIDENDS IN SITUATIONS WHERE WE ARE NOT CURRENTLY IN COMPLIANCE WITH CERTAIN FINANCIAL AND OTHER COVENANTS.

     The terms of our warehouse credit facilities and reverse repurchase agreements contain a number of restrictive financial and other covenants that, among other things, require us to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity and maximum leverage ratios, as well as to comply with applicable regulatory and other requirements. These facilities and agreements may restrict our ability to pay any dividends to you if we are not in compliance with the covenants.

  OUR MORTGAGE LOAN ORIGINATIONS HISTORICALLY HAVE BEEN CONCENTRATED IN SPECIFIC GEOGRAPHIC REGIONS AND ANY ADVERSE MARKET OR ECONOMIC CONDITIONS IN THOSE REGIONS MAY HAVE A DISPROPORTIONATELY ADVERSE EFFECT ON THE ABILITY OF OUR CUSTOMERS TO MAKE THEIR LOAN PAYMENTS.

     Our mortgage loan originations have been and may in the future be concentrated in specific geographic regions. For example, for the three month period ended March 31, 2004, approximately 86.5% of our residential mortgage loans, as measured by principal balance, were originated with borrowers located in New York, New Jersey and Connecticut. Adverse market or economic conditions in a particular region may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in that geographic region could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

  FAILURE TO SUCCEED IN NEW GEOGRAPHIC MARKETS MAY LIMIT OUR GROWTH AND COULD ADVERSELY AFFECT OUR PROFITABILITY.

     As of March 31, 2004, NYMC operated 24 retail lending offices in 12 different states and was licensed or authorized to do business in 38 different states. However, as of March 31, 2004, approximately 86.5% of

NYMC's residential mortgage loans, as measured by principal balance, were originated in just three states, New York, New Jersey and Connecticut. NYMC has historically, and we will continue to, concentrate on retail, referral-based, mortgage loans to borrowers with strong credit profiles. As part of our business plan, we intend to expand our loan origination network and business in geographic areas in which we may have little or no prior operating experience, in which our referral-based loan origination network may be insufficiently developed and in which it may be difficult to recruit experienced loan officers. Accordingly, we cannot assure you that we will be successful in expanding our loan origination network in these geographic areas, the failure of which could significantly limit our growth and cause us to incur costs greater than those incurred in other areas, which may adversely affect our profitability.

  INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES.

     We expect our primary interest rate exposure to relate to our mortgage loans, mortgage-backed securities and variable-rate debt, as well as the interest rate swaps and caps that we intend to utilize for risk management purposes. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate or acquire mortgage loans or mortgage-backed securities, the value of our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets would not change as rapidly. This would adversely affect our profitability.

     Our operating results will depend in large part on differences between income received from our assets, net of credit losses, and our financing costs. We anticipate that in most cases, for any period during which our assets are not match-funded, the income from such assets will adjust more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. We anticipate that increases in interest rates will tend to decrease our net income. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you.

  A PROLONGED ECONOMIC SLOWDOWN, A LENGTHY OR SEVERE RECESSION OR DECLINING REAL ESTATE VALUES COULD HARM OUR OPERATIONS.

     We believe the risks associated with our business will be more acute during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing home to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

  WE HAVE NO OPERATING HISTORY WITH RESPECT TO SECURITIZING MORTGAGE LOANS OR MANAGING A PORTFOLIO OF MORTGAGE SECURITIES, WHICH LIMITS YOUR ABILITY TO EVALUATE A KEY COMPONENT OF OUR BUSINESS STRATEGY AND OUR GROWTH PROSPECTS AND INCREASES YOUR INVESTMENT RISK.

     Historically, NYMC's business has consisted of the origination and sale of mortgage loans of all types, with a particular focus on prime adjustable- and fixed-rate, first lien, residential purchase mortgage loans. In the future, we intend to build a leveraged portfolio of residential mortgage loans comprised largely of prime adjustable-rate mortgage loans that we originate, including hybrid adjustable-rate loans that have an initial fixed-rate period, while continuing, generally, to sell the fixed-rate loans that we originate to third parties. In addition, we intend to invest in mortgage-backed securities on a leveraged basis. Although certain members of our senior management team have past experience in mortgage banking and investing in and managing portfolios of residential mortgage loans and mortgage-backed securities, we have no prior history with respect to securitizing mortgage loans or managing a portfolio of mortgage securities. Our ability to complete securitizations in the future on favorable terms will depend upon a number of factors, including the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain leverage. In addition, poor performance of any pool of loans we do securitize could increase the expense of any subsequent securitization we bring to market. Accordingly, a decline in the securitization market or a change in the market's demand for our securities could have a material adverse effect on our results of operations, financial condition and business prospects. If we are unable to securitize efficiently the adjustable-rate and hybrid mortgage loans that we originate and that we may invest in from time to time, then our revenues for the duration of our investment in those loans would decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all.

  LOAN PREPAYMENT RATES MAY INCREASE, ADVERSELY AFFECTING YIELDS ON OUR PLANNED INVESTMENTS.

     The value of the assets we plan to acquire may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets with lower yields than the yields on the assets that were prepaid. In addition, the market value of any mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain investments.

  THE MORTGAGE LOANS WE MAY INVEST IN AND THE MORTGAGE LOANS UNDERLYING THE MORTGAGE-BACKED SECURITIES WE MAY INVEST IN ARE SUBJECT TO RISKS OF DELINQUENCY, FORECLOSURE AND LOSS, WHICH COULD RESULT IN LOSSES TO US.

     Residential mortgage loans are secured by residential properties and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, the ability of the borrower to repay its mortgage loan may be affected by, among other things: property location and condition, competition and demand for comparable properties, changes in zoning laws for the property or its surrounding area, environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions, declines in regional or local real estate values, increases in interest rates, real estate tax rates, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and could limit the amount we have available for distribution to you. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan. Residential mortgage-backed securities evidence interests in or are secured by pools of residential mortgage loans. Accordingly, the mortgage-backed securities we plan to invest in are subject to all of the risks of the underlying mortgage loans.

  OUR SUCCESS WILL DEPEND ON OUR SELECTION OF INVESTMENTS AND A DELAY IN INVESTING FUNDS MAY CAUSE A DELAY IN OUR ABILITY TO DELIVER RETURNS TO INVESTORS.

     We have not yet identified an initial portfolio of the residential mortgage-backed securities to be purchased with the available net proceeds of our initial public offering. You will have no opportunity to evaluate the terms of investments or other economic or financial data concerning our investments that are not described in this prospectus. You must rely entirely on our future investment selection.

  WE WERE INCORPORATED IN SEPTEMBER 2003 AND HAVE A LIMITED OPERATING HISTORY.

     NYMC, our mortgage banking operation subsidiary, has a substantial operating history, but we were not formed until September 2003 and have had limited operations since the closing of our initial public offering on June 29, 2004. We are relying on capital raised in our initial public offering to fund our initial investments in retained mortgage loans and residential mortgage-backed securities. As a result, we have no history managing a portfolio of mortgage loans or mortgage-backed securities for you to determine the likelihood of our achieving our investment objectives. The results of our operations will depend on many factors, including:

     - the availability of opportunities for the acquisition of assets;

     - our ability to originate prime adjustable-rate and hybrid mortgage loans for our portfolio;

     - the level and volatility of interest rates;

     - readily accessible short- and long-term funding;

     - conditions in the financial markets; and

     - general economic conditions.

Our failure to invest the available net proceeds of our initial public offering in loans and securities meeting our investment criteria could diminish our returns and have an adverse effect on our ability to make distributions to you.

  WE RELY ON KEY PERSONNEL WITH LONG-STANDING BUSINESS RELATIONSHIPS, THE LOSS OF ANY OF WHOM COULD IMPAIR OUR ABILITY TO SUCCESSFULLY OPERATE.

     Our future success depends, to a significant extent, on the continued services of Steven B. Schnall, our chairman of the board and co-chief executive officer, David A. Akre, our co-chief executive officer, Raymond A. Redlingshafer, Jr., our president and chief investment officer and other key members of our senior management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective mortgage loan origination channels are critically important to the success of our business. Although we have employment agreements with Mr. Schnall and other key executives, these executives may not remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team could harm our business and our prospects.

  THE VALUATION OF NYMC WAS DETERMINED BETWEEN MANAGEMENT AND THE UNDERWRITERS.

     The valuation of NYMC, and, as a result, the number of shares of our common stock issued and cash, if any, paid to the principals of NYMC, Messrs. Schnall and Fierro, as consideration for our acquisition of NYMC, was determined jointly by Messrs. Schnall and Fierro and the underwriters. No third-party valuations or appraisals were obtained in determining this valuation. As a result, the valuation of NYMC does not represent an arms-length transaction, and may not be indicative of NYMC's actual fair market value.

  OUR DIRECTORS WILL APPROVE BROAD INVESTMENT GUIDELINES FOR US AND WILL NOT APPROVE EACH INVESTMENT WE MAKE.

     We will be authorized by our board of directors to invest in accordance with broad investment guidelines. Our board of directors will periodically review our investment guidelines and our portfolio. However, our board of directors will not review each proposed investment. In addition, in conducting periodic reviews, our directors will rely primarily on information provided to them by our executive officers. Furthermore, transactions entered into by us may be difficult or impossible to unwind by the time they are reviewed by our directors. We will have substantial discretion within the broad investment guidelines in determining the types of assets we may decide are proper investments for us.

  WE MAY CHANGE OUR INVESTMENT STRATEGY WITHOUT YOUR CONSENT, WHICH MAY RESULT IN OUR INVESTING IN RISKIER INVESTMENTS THAN OUR CURRENTLY PLANNED INVESTMENTS.

     We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to, among other things, credit risk, interest rate risk and real estate market fluctuations.

  OUR HEDGING TRANSACTIONS MAY LIMIT OUR GAINS OR RESULT IN LOSSES.

     We intend to use derivatives, primarily interest rate swaps and caps, to hedge our liabilities and this has certain risks, including the risk that losses on a hedging transaction will reduce the amount of cash available for distribution to you and that such losses may exceed the amount invested in such instruments. Our board of directors will adopt a general policy with respect to the use of derivatives, which will generally allow us to use derivatives when we deem appropriate for risk management purposes, but does not set forth specific guidelines. To the extent consistent with maintaining our status as a REIT, we may use derivatives, including interest rate swaps and caps, options, term repurchase contracts, forward contracts and futures contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. However, a hedge may not be effective in eliminating the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives in a hedging transaction.

  WE MAY BE REQUIRED TO REPURCHASE MORTGAGE LOANS THAT WE HAVE SOLD OR TO INDEMNIFY HOLDERS OF OUR MORTGAGE-BACKED SECURITIES.

     If any of the mortgage loans that we originate and sell, or that we pledge to secure mortgage-backed securities that we issue in our securitizations, do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may be required to repurchase those loans in the case of the loans that we have sold, or replace them with substitute loans or cash in the case of securitized loans. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that we have sold, we may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations and limit our ability to make distributions to you.

  WE MAY BE SUBJECT TO LOSSES DUE TO FRAUDULENT AND NEGLIGENT ACTS ON THE PART OF LOAN APPLICANTS, MORTGAGE BROKERS, OTHER VENDORS AND OUR EMPLOYEES.

     When we originate mortgage loans, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant's loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if we do not discover it prior to funding a loan, the actual value of such loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with a misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees. A loan subject to a material misrepresentation is typically unsaleable or is subject to repurchase or substitution if it is sold or securitized prior to detection of the misrepresentation. Although we may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect any monetary losses from them that we may have suffered.

     In addition, for the three month period ended March 31, 2004, with respect to approximately 37.0% of the mortgage loans we originated, as measured by principal balance, we received less than full documentation of the borrower's income and/or assets. In those cases, we base our credit decision on the borrower's credit score and credit history, the value of the property securing the loan and the effect of the loan on the borrower's debt service requirements. We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower's income and/or assets.

  OUR PAST OPERATING RESULTS HAVE OCCURRED DURING A PERIOD OF RAPID GROWTH FOR THE RESIDENTIAL MORTGAGE INDUSTRY AND PRIOR TO THE IMPLEMENTATION OF OUR NEW BUSINESS STRATEGY AND, AS A RESULT, MAY NOT BE INDICATIVE OF OUR FUTURE OPERATING RESULTS.

     NYMC's growth rate has benefited from low interest rates and a long period of economic growth. NYMC's net income grew by more than 266.8% between the beginning of 2000 and the end of 2002 and by 360.5% for the year ended December 31, 2003 as compared to the same period in 2002. We do not know whether these favorable conditions will continue. Indeed, the MBAA projects that overall loan originations will decline in 2004 compared to 2003 and will decline further in 2005. These projected declines in overall volume of closed loan originations are likely to have a negative affect on our loan origination volume and net income. Accordingly, NYMC's historical performance may not be indicative of results in a rising interest rate environment, and our results of operations may be materially adversely affected as interest rates rise. In addition, NYMC's recent and rapid growth may distort some of its ratios and financial statistics and our change in business strategy to include the development of a portfolio of mortgage loans and mortgage-backed securities will make period-to-period comparisons difficult. In light of this growth and change in business strategy, NYMC's historical performance and operating and origination data may be of little relevance in predicting our future performance.

  IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE HARMED.

     In recent years, NYMC has experienced rapid growth which has placed pressure on NYMC's management, administrative, operational and financial infrastructure. If we experience rapid growth similar to NYMC, we may experience those same pressures. As of May 1, 2004, NYMC had grown to employ approximately 460 people, many of whom have limited experience with NYMC and a limited understanding of our systems and controls. An increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans. We will need to attract and hire additional loan officers and management personnel in a competitive hiring environment to expand our business and, at the same time, continue to upgrade and expand our financial, operational and managerial systems and controls. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally nor identify and hire qualified employees. The failure to manage our growth effectively may significantly harm our business, financial condition, liquidity and profitability.

  WE FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT OUR MARKET SHARE AND OUR REVENUES.

     We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low, and, to a growing extent, from traditional bank and thrift lenders that have increased their participation in the mortgage industry. As we seek to expand our loan origination business further and expand our business strategy to build a portfolio of mortgage loans and mortgage-backed securities, we will face a significant number of additional competitors, many of whom will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

     We anticipate that the majority of our competition will be in the mortgage industry. In addition to mortgage banking companies, Internet-based lending companies, traditional banks and thrift lenders, the government sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the mortgage industry. While the government sponsored entities presently do not have the legal authority to originate mortgage loans, they do have the authority to buy loans. If as a result of their purchasing practices, these government sponsored entities experience significantly higher-than-expected losses, the experience could adversely affect overall investor perception of the mortgage industry.

     Competition in the industry can take many forms, including lower interest rates and fees, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause us to lower the interest rates that we charge borrowers, which could lower the value of our loans we sell or retain in our portfolio. If our competitors adopt less stringent underwriting standards, we will be pressured to do so as well. If we do not relax underwriting standards in response to our competitors, we may lose market share. If we relax our underwriting standards in response to price competition, we may be exposed to higher credit risk without receiving higher pricing to compensate for the higher risk. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

  WE MAY COMPLETE STRATEGIC ACQUISITIONS OF OTHER MORTGAGE BANKING BUSINESSES OR RELATED ASSETS AT A PURCHASE PRICE THAT EXCEEDS THEIR FAIR VALUE, AND EVEN IF WE COMPLETE THESE ACQUISITIONS AT A FAIR PRICE, WE MAY NOT BE SUCCESSFUL IN INTEGRATING ANY ACQUIRED BUSINESS WITH OURS EFFICIENTLY.

     We intend to selectively pursue strategic acquisitions in the mortgage banking business as part of our business strategy to grow our business. We may overvalue the business or assets we are seeking to acquire and, as a result, we may pay a purchase price that exceeds the fair value of the acquired business or assets. In addition, even if we pay a fair price for any acquired business, we may not be able to integrate the acquired business with our own efficiently. Finally, we may incur unforeseen liabilities in connection with any acquisition we undertake. Any of the foregoing risks could have a material adverse effect on our financial condition or results of operations and our ability to make distributions to you.

  THE SUCCESS AND GROWTH OF OUR MORTGAGE LOAN ORIGINATION BUSINESS WILL DEPEND UPON OUR ABILITY TO ADAPT TO AND IMPLEMENT TECHNOLOGICAL CHANGES.

     Our mortgage loan origination business is dependent upon our ability to interface effectively with our borrowers and other third parties and to process loan applications efficiently. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, interface with borrowers and other third parties through electronic means and underwrite loan applications using specialized software. Implementing new technology and maintaining the efficiency of the current technology used in our operations may require significant capital expenditures. As these requirements increase in the future, we will have to develop these technological capabilities fully to remain competitive or our business will be significantly harmed.

  AN INTERRUPTION IN SERVICE OR BREACH IN SECURITY OF OUR INFORMATION SYSTEMS COULD IMPAIR OUR ABILITY TO ORIGINATE LOANS ON A TIMELY BASIS AND MAY RESULT IN LOST BUSINESS.

     We rely heavily upon communications and information systems to conduct our business. Any failure or interruption in service or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received and processed and reduced efficiency in loan servicing. We cannot assure you that no material failures or interruptions will occur or, if they do occur, that we or the third parties on

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

whom we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our business.

  OUR OPERATIONS ARE SUBJECT TO A BODY OF COMPLEX LAWS AND REGULATIONS AT THE FEDERAL, STATE AND LOCAL LEVELS.

     We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions in which we originate mortgage loans, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations applicable to our business has increased in recent years and individual municipalities have also begun to enact laws, rules and regulations that restrict or otherwise affect loan origination activities, and in some cases loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. It may be more difficult to identify comprehensively, to interpret accurately, to program properly our information systems and to effectively train our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing the risks of non-compliance with these laws, rules and regulations.

     Our failure to comply with these laws, rules and regulations can lead to:

     - civil and criminal liability, including potential monetary penalties;

     - loss of state licenses or permits required for continued lending and servicing operations;

     - legal defenses causing delay or otherwise adversely affecting our ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

     - demands for indemnification or loan repurchases from purchasers of our loans;

     - class action lawsuits; and

     - administrative enforcement actions.

     Some states in which we operate may impose regulatory requirements on our officers and directors and parties holding 10%, and in some cases 5%, of our outstanding shares of common stock. If any officer, director or person holding 10%, and in some cases 5%, or more of our outstanding shares of common stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. The loss of our authority to conduct business in a state, for this or any other reason, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

  NEW LEGISLATION MAY RESTRICT OUR ABILITY TO MAKE MORTGAGE LOANS, NEGATIVELY IMPEDING OUR REVENUES.

     In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and would impose additional costly and burdensome compliance requirements on us. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, the third parties that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance loans that do not comply with these laws, rules and regulations.

     The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees we charge on the mortgage loans that we originate. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for the purchase of our originated loans. These laws, rules and regulations have increased, and may continue to increase, our cost of doing business as we have been required, and may continue to be required, to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

     In addition, many of these state laws, rules and regulations are not applicable to the mortgage loan operations of national banks or other financial institutions chartered by the federal government. Therefore, the mortgage loan operations of these institutions are at a competitive advantage to us since they do not have to comply with many of these laws.

     Our goal is to avoid originating loans that meet or exceed the APR or "points and fees" threshold of these laws, rules and regulations except in the relatively small number of states in which the laws, rules and regulations relating to APR and "points and fees" thresholds allow, in our judgment, these loans to be made within our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we elect to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. Any of the foregoing could significantly harm our business, cash flow, financial condition, liquidity and results of operations.

  COMPLIANCE WITH THE SARBANES-OXLEY ACT OF 2002 AND PROPOSED AND RECENTLY ENACTED CHANGES IN SECURITIES LAWS AND REGULATIONS ARE LIKELY TO INCREASE OUR COSTS.

     The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

  WE ARE EXPOSED TO ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH WE TAKE TITLE.

     In the course of our business, we may foreclose and take title to residential properties securing our mortgage loans, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

RISKS RELATED TO THIS OFFERING

 OUR COMMON STOCK TRADES IN A LIMITED MARKET WHICH COULD HINDER YOUR ABILITY TO SELL OUR SHARES.

     Although our common stock is listed on the New York Stock Exchange under the symbol "NTR," our common stock experiences limited trading volume, and many investors may not be interested in owning our common stock because of the inability to acquire or sell a substantial block of our common stock at one time. This illiquidity could have an adverse effect on the market price of our common stock. In addition, a stockholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. A substantial sale of our common stock could have a material adverse effect on the market price of our common stock.

  OUR STOCK PRICE AND TRADING VOLUME MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR OUR STOCKHOLDERS.

     Even if an active trading market develops for our common stock, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

     - general economic conditions;

     - actual or anticipated changes in our future financial performance;

     - changes in financial estimates by securities analysts;

     - changes in market interest rates;

     - competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

     - the operations and stock performance of our competitors;

     - developments in the mortgage lending industry or the financial services sector generally;

     - the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

     - fluctuations in our quarterly operating results;

     - additions or departures of senior management and key personnel;

     - actions by institutional stockholders; and

     - general market and economic conditions.

     If the market price of our common stock declines, you may be unable to resell your common stock at or above the price you paid for our common stock. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the price you paid for our common stock, in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

  WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL AND WE MAY NOT HAVE THE ABILITY TO PAY DIVIDENDS TO YOU IN THE FUTURE.

     We intend to pay quarterly dividends following the close of our third quarter ending September 30, 2004 and to pay dividends to our stockholders of all or substantially all of our REIT taxable income in each year. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. In addition, some of our distributions may include a return of capital. All dividends will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to pay dividends to you in the future.

  FUTURE SALES OF SHARES OF OUR COMMON STOCK, INCLUDING SALES BY OUR INSIDERS, MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. Our directors and our executive officers have agreed with the underwriters not to sell the common stock they hold earlier than 180 days after June 29, 2004. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a sale by insiders.

  OUR BOARD OF DIRECTORS MAY AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES THAT MAY CAUSE DILUTION.

     Our charter authorizes our board of directors, without your approval, to:

     - authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

     - classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock having special voting rights.

The issuance of additional shares could be substantially dilutive to your shares. Additionally, as permitted by the Maryland General Corporation Law, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

  FUTURE OFFERINGS OF DEBT SECURITIES, WHICH WOULD BE SENIOR TO OUR COMMON STOCK IN LIQUIDATION, OR EQUITY SECURITIES, WHICH WOULD DILUTE OUR EXISTING STOCKHOLDERS AND MAY BE SENIOR TO OUR COMMON STOCK FOR THE PURPOSES OF DISTRIBUTIONS, MAY HARM THE VALUE OF OUR COMMON STOCK.

     In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. If we were to liquidate, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings would receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the value of your shares of common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your shares of common stock and diluting your interest in us.

TAX RISKS RELATED TO OUR BUSINESS AND STRUCTURE

  FAILURE TO QUALIFY AS A REIT WOULD ADVERSELY AFFECT OUR OPERATIONS AND ABILITY TO MAKE DISTRIBUTIONS.

     We intend to operate so as to qualify as a REIT for federal income tax purposes. Although we have not requested, and do not expect to request, a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, we received at the closing of our initial public offering an opinion of our legal counsel Hunton & Williams LLP that, based on certain assumptions and representations, we will so qualify. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The REIT qualification opinion only represents the view of Hunton & Williams LLP based on its review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders.

     If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, we generally would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Failing to obtain, or losing, our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions to stockholders. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

  REIT DISTRIBUTION REQUIREMENTS COULD ADVERSELY AFFECT OUR LIQUIDITY.

     In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary REIT income for that year, (ii) 95% of our REIT capital gain net income for that year, and (iii) 100% of our undistributed REIT taxable income from prior years.

     We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash could require us to sell assets or to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax.

     Certain of our assets may generate substantial mismatches between REIT taxable income and available cash. Such assets could include mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable income in advance of the receipt of cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income could cause us to:

     - sell assets in adverse market conditions,

     - borrow on unfavorable terms or

     - distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the REIT distribution requirements.

     Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments, initially, by raising capital in this offering and, subsequently, through borrowings from financial institutions, along with securitization financings. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

  RECENT CHANGES IN TAXATION OF CORPORATE DIVIDENDS MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular subchapter C corporation. This reduced tax rate, however, generally will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders still generally will be subject to less total federal income taxation than earnings of a non-REIT subchapter C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of non-REIT subchapter C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because dividends from non-REIT subchapter C corporations generally will be taxed at a lower rate to the investor while dividends from REITs generally will be taxed at the same rate as the investor's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of absolute price or relative to other investments.

RISKS RELATED TO OUR COMPANY, STRUCTURE AND CHANGE IN CONTROL PROVISIONS

  MAINTENANCE OF OUR INVESTMENT COMPANY ACT EXEMPTION IMPOSES LIMITS ON OUR OPERATIONS.

     We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. To maintain exemption, the assets that we may acquire will be limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on our operations and the market price for our common stock.

  THE STOCK OWNERSHIP LIMIT IMPOSED BY OUR CHARTER MAY INHIBIT MARKET ACTIVITY IN OUR STOCK AND MAY RESTRICT OUR BUSINESS COMBINATION OPPORTUNITIES.

     In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the issued and outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. Attribution rules in the Internal Revenue Code apply to determine if any individual or entity actually or constructively owns our stock for purposes of this requirement. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of each taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provides that, unless exempted by our board of directors, no person other than Mr. Schnall may own more than 9.4% in value of the outstanding shares of our capital stock. Our charter provides that Mr. Schnall may own up to 12.0% of our outstanding common stock. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine. This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

  OUR EXECUTIVE OFFICERS HAVE AGREEMENTS THAT PROVIDE THEM WITH BENEFITS IN THE EVENT THEIR EMPLOYMENT IS TERMINATED FOLLOWING A CHANGE OF CONTROL.

     We have entered into agreements with the members of our senior management team, Messrs. Schnall, Akre, Redlingshafer, Fierro, Wirth and Mumma, that provide them with severance benefits if their employment ends under specified circumstances following a change in control. These benefits could increase the cost to a potential acquirer of us and thereby prevent or discourage a change of control that might involve a premium price for your shares or otherwise be in your best interest.

  CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS COULD HINDER, DELAY OR PREVENT A CHANGE IN CONTROL WHICH COULD HAVE AN ADVERSE EFFECT ON THE VALUE OF OUR COMMON STOCK.

     Certain provisions of Maryland law, our charter and our bylaws may have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. These provisions include the following:

          Removal of Directors. Under our charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed with or without cause only by the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

          Classified Board of Directors. Although currently all members of our board of directors will be subject to election or re-election at each annual meeting of stockholders, Maryland law permits our

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

     board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to divide the members of our board of directors into up to three classes with only one class standing for election in any year.

          Board Vacancies. We have elected to be subject to certain provisions of Maryland law that vest in the board of directors the exclusive right, by the affirmative vote of the majority of the remaining directors, to fill vacancies on the board resulting from any reason, even if the remaining directors do not constitute a quorum. A vacancy shall be filled for the remainder of the term in which the vacancy occurred.

          Limitation on Stockholder-Requested Special Meetings. Our bylaws provide that our secretary must call a special meeting of stockholders only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

          Advance Notice Provisions for Stockholder Nominations and Proposals. Generally, our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, meetings of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

          Preferred Stock. Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without the approval of our stockholders.

          Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares of stock and other specified transactions, with an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a Maryland corporation. Our board of directors adopted a resolution immediately prior to our initial public offering exempting us from application of this statute. However, our board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between us and other persons.

          Maryland Control Share Acquisition Act. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" means voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means an acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then subject to certain conditions
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

     and limitations, the corporation may redeem any or all of the control shares for fair value. If voting rights of control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting any and all acquisitions by any person of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition would be subject to the Maryland Control Share Acquisition Act.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider the following risks before you make an investment in our common stock:

     - the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors;"

     - general volatility of the capital markets and the market price of our common stock;

     - changes in our business strategy;

     - availability, terms and deployment of capital;

     - availability of qualified personnel; and

     - changes in our industry, interest rates or the general economy.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     This prospectus relates to the reoffer or resale of shares of our common stock that have been acquired by the selling stockholders pursuant to the grant of restricted stock awards under our 2004 Stock Incentive Plan. The following table identifies the selling stockholders and sets forth (i) the number of shares of common stock outstanding that are beneficially owned by such selling stockholder prior to the date of this offering as of the date of this prospectus, (ii) the number of shares of common stock that may be offered by such selling stockholder under this prospectus and
(iii) the number of shares of common stock that will be owned by such selling stockholder and the percentage of common stock outstanding that such shares will represent assuming the sale of all of the shares of common stock upon completion of this offering.

     Because the selling stockholders may sell all, some or none of the shares of common stock that they hold and because the number of shares of common stock outstanding may increase or decrease, we have estimated the amounts and percentages of shares of common stock that the selling stockholders will hold after completion of this offering by assuming that (i) the beneficial stockholders will not acquire the beneficial ownership of any additional shares of common stock, (ii) the selling stockholders will dispose of only shares offered under this prospectus prior to completion of this offering, (iii) all options to acquire common stock that the selling stockholders beneficially own have become fully vested and have been exercised, and (iv) the selling stockholders will sell all of the shares offered by this prospectus.

                            NUMBER OF SHARES                          NUMBER OF SHARES      PERCENTAGE OF SHARES
                           BENEFICIALLY OWNED    NUMBER OF SHARES    BENEFICIALLY OWNED      BENEFICIALLY OWNED
SELLING STOCKHOLDER       PRIOR TO OFFERING(1)   BEING REGISTERED   FOLLOWING OFFERING(1)   FOLLOWING OFFERING(2)
-------------------       --------------------   ----------------   ---------------------   ---------------------
Steven B. Schnall(3)....       2,260,002              71,352              2,260,002                 12.4%
Joseph V. Fierro(4).....         968,630              30,580                968,630                  5.3%
David A. Akre(5)........          95,683              95,583                 95,683                    *
Raymond A Redlingshafer,
  Jr.(6)................          95,683              95,583                 95,683                    *
Michael I. Wirth(7).....          74,530              74,430                 74,530                    *
Steven R. Mumma(8)......          29,697              29,597                 29,697                    *
David R. Bock(9)........           2,500               2,500                  2,500                    *
Alan L. Hainey(10)......           2,500               2,500                  2,500                    *
Steven G. Norcutt(11)...           2,500               2,500                  2,500                    *
Mary Dwyer
  Pembroke(12)..........           2,500               2,500                  2,500                    *
Jerome F. Sherman(13)...           2,500               2,500                  2,500                    *
Thomas W. White(14).....           2,500               2,500                  2,500                    *

---------------

  *  Less than 1%

 (1) All shares outstanding but which may be acquired by the stockholder within 60 days by the exercise of any stock option or any other right are deemed to be outstanding for the purposes of calculating beneficial ownership and computing the percentage of the class beneficially owned by the stockholder, but not by any other stockholder.

 (2) The percentage of beneficial ownership shown in the table is based on 18,162,125 shares of common stock issued and outstanding as of June 29, 2004.

 (3) Includes 1,855,000 shares issued to Mr. Schnall and his affiliate in connection with our acquisition of the outstanding membership interests in NYMC. Includes 70,000 shares of our common stock held in escrow through December 31, 2004 and that will be available to satisfy any indemnification claims we may have against the contributors of the NYMC membership interests under the contribution agreement between us and the contributors during the escrow period for losses we incur as a result of defaults on any residential mortgage loans originated by NYMC and closed prior to completion of our initial public offering. Includes 123,550 options to purchase shares of our common stock granted to Mr. Schnall upon completion of our initial public offering that fully vested upon grant and have an exercise price of $9.00. Includes 140,000 shares of our common stock purchased by Mr. Schnall through our directed share program. Includes 100 shares of our common stock purchased by Mr. Schnall in an open market transaction. Includes 71,352 shares of restricted stock granted to Mr. Schnall upon completion of our initial public offering. Mr. Schnall is the Chairman of our board of directors, our Co-Chief-Executive Officer and a contributor of NYMC to our Company.

 (4) Includes 795,000 shares issued to Mr. Fierro and his affiliate in connection with our acquisition of the outstanding membership interests in NYMC. Includes 30,000 shares of our common stock held in escrow through December 31, 2004 and that will be available to satisfy any indemnification claims we may have against the contributors of the NYMC membership interests under the contribution agreement between us and the contributors during the escrow period for losses we incur as a result of defaults on any residential mortgage loans originated by NYMC and closed prior to completion of our initial public offering. Includes 52,950 options to purchase shares of our common stock granted to Mr. Fierro upon completion of our initial public offering that fully vested upon grant and have an exercise price of $9.00. Includes 60,000 shares of our common stock purchased by Mr. Fierro through our directed share program. Includes 100 shares of our common stock purchased by Mr. Fierro in an open market transaction. Includes 30,580 shares of restricted stock granted to Mr. Fierro upon completion of our initial public offering. Mr. Fierro is the Chief Operating Officer of NYMC and a contributor of NYMC to our Company.

 (5) Includes 95,583 shares of restricted stock granted to Mr. Akre upon completion of our initial public offering. Includes 100 shares of our common stock purchased by Mr. Akre in an open market transaction. Mr. Akre is our Co-Chief Executive Officer and a member of our board of directors.

 (6) Includes 95,583 shares of restricted stock granted to Mr. Redlingshafer upon completion of our initial public offering. Includes 100 shares of our common stock purchased by Mr. Redlingshafer in an open market transaction. Mr. Redlingshafer is our President, Chief Investment Officer and a member of our board of directors.

 (7) Includes 74,430 shares of restricted stock granted to Mr. Wirth upon completion of our initial public offering. Includes 100 shares of our common stock purchased by Mr. Wirth in an open market transaction. Mr. Wirth is our Chief Financial Officer, Executive Vice President, Treasurer and Secretary.

 (8) Includes 29,597 shares of restricted stock granted to Mr. Mumma upon completion of our initial public offering. Includes 100 shares of our common stock purchased by Mr. Mumma in an open market transaction. Mr. Mumma is our Chief Operating Officer and Vice President.

 (9) Includes 2,500 shares of restricted stock granted to Mr. Bock upon completion of our initial public offering. Mr. Bock is a member of our board of directors.

(10) Includes 2,500 shares of restricted stock granted to Mr. Hainey upon completion of our initial public offering. Mr. Hainey is a member of our board of directors.

(11) Includes 2,500 shares of restricted stock granted to Mr. Norcutt upon completion of our initial public offering. Mr. Norcutt is a member of our board of directors.

(12) Includes 2,500 shares of restricted stock granted to Ms. Pembroke upon completion of our initial public offering. Ms. Pembroke is a member of our board of directors.

(13) Includes 2,500 shares of restricted stock granted to Mr. Sherman upon completion of our initial public offering. Mr. Sherman is a member of our board of directors.

(14) Includes 2,500 shares of restricted stock granted to Mr. White upon completion of our initial public offering. Mr. White is a member of our board of directors.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

     - block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker dealer as principal and resale by the broker dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker dealers, including transactions of the nature described above, in the over the counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

          1. The Company's registration statement on Form S-8 (Registration No. 333-117228), filed on July 8, 2004.

          2. The Company's prospectus filed pursuant to Rule 424(b)(4) under the Securities Act on June 24, 2004; and

          3. The description of the Company's common stock, $0.01 par value per share, contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on June 16, 2004.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-11, including exhibits and schedules thereto. Copies of our filings may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549. The Securities and Exchange Commission's toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     NEW YORK MORTGAGE TRUST, INC.
     Attention: Chief Financial Officer
     1301 Avenue of the Americas
     New York, New York 10019
     (212) 634-9400

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by our counsel, Hunton & Williams LLP.

                                    EXPERTS

     The financial statements of The New York Mortgage Company, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and the balance sheet of New York Mortgage Trust, Inc. as of December 31, 2003, both of which are incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 DISCLOSURE OF SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as the provisions described below in Item 6 of Part II of this registration statement permit indemnification of directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

     Not required to be filed with the Securities and Exchange Commission (the "Commission").

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     New York Mortgage Trust, Inc. (the "Company") will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Chief Financial Officer, telephone number (212) 634-9400.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

          1. The Company's registration statement on Form S-8 (Registration No. 333-117228), filed on July 8, 2004.

          2. The Company's prospectus filed pursuant to Rule 424(b)(4) under the Securities Act on June 24, 2004; and

          3. The description of the Company's common stock, $0.01 par value per share, contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on June 16, 2004.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The description of the Company's common stock, $0.01 par value per share, contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's charter contains a provision which limits the liability of its directors and officers to the maximum extent permitted by Maryland law.

     The Company's charter permits it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at the Company's request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Company's bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the Company's request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Company's charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. Maryland law requires the Company to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland General Corporation Law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. Maryland law requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange

Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    4.1      Company's Amended and Restated Articles of Incorporation
             (incorporated by reference to Exhibit 3.01 of the Company's
             Registration Statement on Form S-11 (Registration No.
             333-111668)).
    4.2      Company's Bylaws (incorporated by reference to Exhibit 3.02 of the Company's Registration Statement on Form S-11
             (Registration No. 333-111668)).
    4.3      New York Mortgage Trust, Inc. 2004 Stock Incentive Plan
             (incorporated by reference to Exhibit 4.3 of the Company's
             Registration Statement on Form S-8 (Registration No.
             333-117228)).
    5.1      Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).
   23.1      Consent of Hunton & Williams LLP (included in Exhibit 5.1).
   23.2      Consent of Deloitte & Touche LLP (filed herewith).

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 20, 2004.

                                          NEW YORK MORTGAGE TRUST, INC.
                                          (Registrant)

                                          By:     /s/ STEVEN B. SCHNALL
                                            ------------------------------------
                                                     Steven B. Schnall
                                                 Co-Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

        /s/ STEVEN B. SCHNALL            Chairman of the Board and Co-Chief   July 20, 2004
--------------------------------------      Executive Officer (principal
          Steven B. Schnall                      executive officer)


          /s/ DAVID A. AKRE               Director and Co-Chief Executive     July 20, 2004
--------------------------------------                Officer
            David A. Akre


         /s/ MICHAEL I. WIRTH              Chief Financial Officer, Vice      July 20, 2004
--------------------------------------   President, Secretary and Treasurer
           Michael I. Wirth               (principal financial officer and
                                           principal accounting officer)


  /s/ RAYMOND A. REDLINGSHAFER, JR.        Director, President and Chief      July 20, 2004
--------------------------------------           Investment Officer
    Raymond A. Redlingshafer, Jr.


          /s/ DAVID R. BOCK                           Director                July 20, 2004
--------------------------------------
            David R. Bock


          /s/ ALAN L. HAINEY                          Director                July 12, 2004
--------------------------------------
            Alan L. Hainey


        /s/ STEVEN G. NORCUTT                         Director                July 20, 2004
--------------------------------------
          Steven G. Norcutt


       /s/ MARY DWYER PEMBROKE                        Director                July 20, 2004
--------------------------------------
         Mary Dwyer Pembroke


        /s/ JEROME F. SHERMAN                         Director                July 20, 2004
--------------------------------------
          Jerome F. Sherman


         /s/ THOMAS W. WHITE                          Director                July 15, 2004
--------------------------------------
           Thomas W. White

                                 EXHIBIT INDEX

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    4.1      Company's Amended and Restated Articles of Incorporation
             (incorporated by reference to Exhibit 3.01 of the Company's
             Registration Statement on Form S-11 (Registration No.
             333-111668)).
    4.2      Company's Bylaws (incorporated by reference to Exhibit 3.02 of the Company's Registration Statement on Form S-11
             (Registration No. 333-111668)).
    4.3      New York Mortgage Trust, Inc. 2004 Stock Incentive Plan
             (incorporated by reference to Exhibit 4.3 of the Company's
             Registration Statement on Form S-8 (Registration No.
             333-117228)).
    5.1      Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).
   23.1      Consent of Hunton & Williams LLP (included in Exhibit 5.1).
   23.2      Consent of Deloitte & Touche LLP (filed herewith).